Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sensata Technologies Holding plc 2021 Equity Incentive Plan of our reports dated February 12, 2021, with respect to the consolidated financial statements and schedules of Sensata Technologies Holding plc and the effectiveness of internal control over financial reporting of Sensata Technologies Holding plc included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 28, 2021